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                                 INTERCEPT, INC.
                (Name Of Registrant As Specified In Its Charter)

                                JANA PARTNERS LLC
                             JANA MASTER FUND, LTD.
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                                   Registrant)

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


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

                        LETTERHEAD OF JANA PARTNERS LLC



                                                                    June 1, 2004

Dear Fellow InterCept, Inc. Shareholder:

     As holders of over 9% of the common shares of InterCept, we expect management to be focused solely on maximizing shareholder value. The recent history of InterCept, however, is a story of destruction of shareholder value and an arrogance of power that is unparalleled in our experience as investors. We are asking for your support to elect two new directors who will work to maximize shareholder value and to change InterCept's bylaws to empower shareholders.

                      PLEASE SEND IN THE GOLD PROXY CARD IN
                      THE ENCLOSED PREPAID ENVELOPE TODAY!

     Considering the following examples of the performance of the current InterCept leadership, we think it is indisputable that the time has come for fundamental change:

     o    ENTRENCHED MANAGEMENT HAS FOUGHT SHAREHOLDER DEMOCRACY AT EVERY STEP.

     o CHAIRMAN AND CEO JOHN W. COLLINS TRIED TO BUY THE COMPANY WHEN THE PRICE WAS LOW, BUT ONCE PREMIUM BIDDERS APPEARED, THE BOARD SHUT DOWN THE PROCESS.

     o THE CURRENT LEADERSHIP HAS PRESIDED OVER A STAGGERING DECLINE IN THE STOCK PRICE, DESTROYING AT ONE INTERVAL APPROXIMATELY $700 MILLION IN SHAREHOLDER VALUE.

     o    WHILE   SHAREHOLDERS  HAVE  SUFFERED  AS  THE  STOCK  PRICE  DECLINES,
          MANAGEMENT  COMPENSATION  AND PERKS  CONTINUE  TO SOAR.

     o MANAGEMENT SQUANDERED SHAREHOLDER VALUE AND DRAGGED INTERCEPT'S NAME THROUGH THE MUD WITH A RECKLESS INTERNET PORN BILLING ACQUISITION.

     o    INTERCEPT SIGNIFICANTLY AND CONSISTENTLY UNDERPERFORMS ITS PEERS.

                ENTRENCHED MANAGEMENT FIGHTS AGAINST SHAREHOLDER
                                    DEMOCRACY

     o ENTRENCHMENT TECHNIQUES: The Board has taken every opportunity to entrench itself, including denying shareholders the right to fill vacancies on the Board or remove directors for poor performance, and having staggered terms for directors.

     o DISENFRANCHISING SHAREHOLDERS: Management gave extraordinary rights, including the ability to block changes to the bylaws and a sale of the company, to an investor group called the Sprout Group. Although Sprout purchased preferred stock convertible into only 3.5% of InterCept's shares, they were given more power than all of InterCept's shareholders combined! We find it impossible to believe that InterCept shopped for the best deal in getting this investment, particularly given the fact that the right to a Board seat as part of the deal was given not to Sprout as the investor but to one Sprout employee, suggesting to us that personal relationships dictated these terms more than real negotiations. The only possible explanation we see for granting these extraordinary, non-market rights in exchange for so little was so that management could further entrench themselves at the expense of shareholders.

     o BUYING THEIR WAY OUT OF TROUBLE WITH YOUR MONEY: Now that the spotlight is on them, management is trying to make their entrenchment deal with this investor group look better, and they're making shareholders pay for it. In exchange for a very limited reduction in Sprout's rights, InterCept has agreed to lower the conversion price on the preferred stock, which will result in Sprout receiving over 230,000 additional shares upon conversion, which will lead to a write-off to earnings as a result of the dilution compared to the prior deal. At last Friday's closing price, the cost to shareholders would be approximately $4 million, and it will be worse if the stock goes up! Even worse, Sprout will still be able to block changes to the bylaws even if a majority of the shareholders approve them.

     o EXTRAORDINARY BYLAW AMENDMENT: When we announced our director nominations, the Board responded by changing their six-year old bylaw which stated that any director selected by the Board to fill a vacancy would only serve until the next election of directors by shareholders, saying their own bylaw conflicted with Georgia law. We believe this was done to ensure that only two seats would be contested and that their hand-picked replacements for the independent directors who quit earlier this year would not be up for election.

     o    FIGHTING   SHAREHOLDER   RIGHTS:   When  we  asked   for   shareholder
          information, they hid behind procedural excuses, producing only some of it and only on the eve of a court hearing.

     o SHAM OFFER: InterCept made an "offer" to settle this contest which not only would have done nothing to improve shareholder democracy, but would have also pushed back by a full year the possibility of our taking majority control away from the current Board, from June 2005 to June 2006, and we therefore rejected it outright.

           COLLINS TRIED TO BUY INTERCEPT WHEN THE PRICE WAS LOW, BUT
             WHEN PREMIUM BIDDERS APPEARED, THE BOARD SHUT DOWN THE
                                     PROCESS

     o COLLINS' FAILED ATTEMPT TO BUY INTERCEPT: Last October, Chairman and CEO John W. Collins announced that he intended to make an offer to buy InterCept. In response, the Board formed a special committee of three independent directors to evaluate the possible sale and to review indications of interest made by Mr. Collins and others. In December, however, Mr. Collins announced that he had been unable to attract financing on terms allowing him to make a bid that would be in the shareholders' best interest, and dropped his plans.

     o PREMIUM BIDDERS APPEAR: InterCept has admitted that the special committee received 10 indications of interest in January. According to Analysts Craig Peckham and Courtney Cleman in a March 15, 2004,
          Jeffries & Company, Inc. report, there has been "widespread speculation that there were multiple entities interested in acquiring InterCept at a premium to current market value."

     o BOARD SHUTS DOWN THE PROCESS: Yet, just 2 months after Mr. Collins' change of plans, the Board shut down the sale process, over the objections of a majority of the special committee.

     WE BELIEVE THIS WAS AN ATTEMPT BY JOHN W. COLLINS TO SNATCH INTERCEPT WHEN THE PRICE WAS LOW. HOW ELSE CAN HE EXPLAIN ANNOUNCING HIS PLANNED OFFER ON THE SAME DAY THAT INTERCEPT ANNOUNCED ANOTHER EARNINGS MISS, AFTER WHICH THE STOCK FELL ALMOST 16%? AND WHEN REAL BIDDERS STEPPED IN WITH PREMIUM OFFERS, HE AND THE BOARD SHUT DOWN THE PROCESS.

     o INDEPENDENT DIRECTORS QUIT: As a result of the Board's decision, in a highly unusual and extraordinary move, two independent directors on the special committee, each of whom had been Board members since InterCept went public, resigned and publicly made their reasons known in nearly identical letters. Boone A. Knox, who was then also Vice Chairman of InterCept, stated in his resignation letter:

                   "THE SPECIAL COMMITTEE, AFTER CAREFULLY CONSIDERING THE ADVICE OF FINANCIAL ADVISORS DETERMINED THAT THE COMPANY SHOULD PERMIT SELECTED INTERESTED AND CAPABLE STRATEGIC BUYERS TO CONDUCT DUE DILIGENCE AND NEGOTIATIONS TO EVALUATE A POSSIBLE SALE OF THE COMPANY. THE BOARD OF DIRECTORS HAS DETERMINED TO DISCONTINUE THIS PROCESS. AS A RESULT OF THIS DECISION, I HEREBY RESIGN AS A DIRECTOR, VICE CHAIRMAN AND MEMBER OF VARIOUS COMMITTEES OF THE COMPANY AND ITS SUBSIDIARIES EFFECTIVE FEBRUARY 13, 2004 AND REQUEST THAT THIS LETTER AND THE FORGOING REASONS FOR MY RESIGNATION BE DISCLOSED PUBLICLY."

     o BOARD HANDPICKS REPLACEMENTS: According to a March 15, 2004, Jeffries & Company, Inc. report by Analysts Craig Peckham and Courtney Cleman, the Board's handpicked replacements for the "respected" independent directors who resigned "appear to have less depth of experience in the financial services sector--InterCept's principal end-market." So if these directors were not picked for their industry knowledge, why were they picked? And why did the Board take the extraordinary step of changing InterCept's bylaws just to make sure they would not have to stand for election this year?

     THE CURRENT MANAGEMENT HAS DESTROYED SHAREHOLDER VALUE . . .

     o STOCK HAS PLUMMETED: From its 2002 peak, InterCept's equity value fell almost 90% to its low in 2003, an equity loss of more than $700 million. While the stock has "rebounded" to roughly a third of its peak, we believe much of this is due only to sale speculation. For example, according to Analyst Nikolai Fisken in a February 18, 2004, Stephens Inc. report, "We believe that the primary driver of InterCept's valuation over the past months was speculation that the Company would be sold at a premium to its current levels."

     o ROSY PREDICTIONS, LOUSY RESULTS: Management as usual claims they will make things better, but are they ever right? InterCept cut its earnings guidance for both 2002 and 2003. They have yet to even issue guidance for 2004, and without so much as a press release management issued first quarter numbers showing unadjusted earnings per share fell from 7 cents for the first quarter of 2003 to negative ten cents for the first quarter of 2004.

     o COST OVERRUNS, MANAGEMENT FAILURE: InterCept has experienced severe cost overruns in servicing Sovereign Bancorp, now its largest customer, and has suffered serious problems in consolidating item processing centers, which Analysts Christopher Rowen and Kevin Bannon in a November 13, 2003, SunTrust Robinson Humphrey report wrote resulted in part from "project management error". Even worse, InterCept is operating with a "part-time" CFO.

                BUT MANAGEMENT COMPENSATION HAS CONTINUED TO SOAR

     WE RECEIVE NO SALARY, BONUSES, STOCK OPTIONS, SARS OR PERKS FROM INTERCEPT. WE ONLY PROFIT WHEN THE STOCK PRICE GOES UP, AND WHEN IT FALLS, WE SUFFER JUST LIKE YOU. MOST OF THE BOARD HOWEVER, OWNS LITTLE OR NO STOCK, AND MANAGEMENT HAS CONTINUED TO EARN OUTRAGEOUS COMPENSATION EVEN AS THE STOCK HAS PLUMMETED.

     o SKYROCKETING SALARIES AND STOCKPILING OPTIONS: John W. Collins' cash compensation has doubled since 1997, including a 30% increase from 2001 to 2003. President and COO G. Lynn Boggs' cash compensation rose 28% in 2003. Since 1999, Mr. Collins has received at least 1.2 million stock options while Mr. Boggs has received at least 300,000 since 2002.

     o GOLDEN PARACHUTES: Plus, Mr. Collins' "golden parachute" guarantees him three years salary plus bonus if he's fired without "cause" or just walks away after a change of control. President and COO G. Lynn Boggs gets this protection for two years.

     o HIGHLY QUESTIONABLE PERKS: Management's rewards don't stop there. Mr. Collins for example, together with Board member Glenn W. Sturm, owns an aircraft company which was paid $49,000 last year by InterCept. Mr. Collins' daughter and son-in-law took home over $410,000 last year in cash compensation from InterCept. And InterCept's "part-time" CFO is still getting a "full-time" $325,000 salary for the rest of the year!

                 MANAGEMENT SQUANDERED SHAREHOLDER VALUE AND THE
                  COMPANY'S REPUTATION ON AN ILL-FATED INTERNET
                            PORN BILLING ACQUISITION

     o PORN LOSERS: Despite agreeing to pay approximately $170 million for Internet Porn transaction processor iBill and another merchant services company called Electronic Payment Exchange in March, 2002, InterCept sold the combined entity at a fire sale price of approximately $51 million earlier this year, including only approximately $12.7 million of cash at closing, and took an approximately $130 million write-off.

     o INDECENT EXPOSURE: We think it is an outrage that management exposed InterCept, whose core business is servicing financial institutions, to the risks of the Internet Porn billing industry, including high customer attrition and high fines from the credit card companies, which had a devastating financial impact on InterCept. Seth Lubove of FORBES.COM described this acquisition best when he wrote in a March 22, 2004 article that it "may go down in history as one of the most boneheaded acquisitions ever by a public company."

     o THE MORNING AFTER: Shareholder litigation over the iBill acquisition was recently settled by InterCept for over $5 million of your money, an amount which indicates to us that management truly had reason to fear going to court. Plus, InterCept indemnified the buyers for many pre-closing liabilities and now one of the buyers, a subsidiary of Penthouse International, Inc., is withholding payment of approximately $3.8 million to InterCept because it believes it will incur liabilities for which InterCept must indemnify it in excess of that amount. There is also an ongoing Dept. of Justice antitrust investigation involving iBill.

             INTERCEPT CONSISTENTLY AND SIGNIFICANTLY UNDERPERFORMS
                                      PEERS

     o POOR OPERATIONAL PERFORMANCE: Analyst Nikolai D. Fisken wrote in a March 26, 2004, Stephens, Inc. report that "[W]e believe that ICPT continues to warrant a discounted valuation to its peers because of its many operational issues."

     o LAGS ITS PEERS: InterCept significantly lags behind its competitors in terms of profitability. For calendar year 2003, InterCept's EBITDA margin was approximately half of the EBITDA margins of both Fiserv Inc. and Jack Henry & Associates, Inc. Furthermore, Analysts David A. Trossman and Christopher M. Gay in a March 30, 2004, Wachovia Securities report predict that InterCept's EBITDA margins will continue to be significantly lower than those of these competitors in both 2004 and 2005. Even taking differences in size between these companies into account, this performance gap is unacceptable.

     o NO END IN SIGHT: In their March 15, 2004, Jeffries & Company, Inc. report downgrading InterCept's stock, Analysts Craig Peckham and Courtney Cleman wrote "[D]espite the continued valuation disparity between InterCept and its peers, we think it is premature to argue for higher valuation . . . The primary factors include poor visibility, a spotty track record in prior quarters, and dependence on a single client (Sovereign) for much of the growth in 2004."

             THIS ENTRENCHMENT, TERRIBLE PERFORMANCE AND OUTRAGEOUS COMPENSATION LEADS TO ONE CONCLUSION: ENOUGH IS ENOUGH!

     WE ARE ASKING FOR YOUR SUPPORT TO ELECT DIRECTORS WHO WILL BE FULLY COMMITTED TO MAXIMIZING VALUE FOR SHAREHOLDERS AND TO APPROVE BYLAW AMENDMENTS WHICH WILL BREAK THE CONTROL THAT THE CURRENT MANAGEMENT AND HAND-PICKED DIRECTORS HAVE OVER INTERCEPT.

     o OUR NOMINEES: Our nominees are both experienced finance professionals who understand what it takes to deliver for investors and will relentlessly pursue all avenues of maximizing shareholder value. Given that a majority of the special committee voted to continue the sale process, and that the financial services outsourcing industry is consolidating which may make it harder for InterCept to compete profitably with its larger competitors, we believe a sale of the company could likely be the highest value-maximizing option and that this option should be fully explored. However, our nominees will consider all relevant factors and will seek to cause the Board to pursue the highest value-maximizing option, whatever it may be. As the company's largest shareholder, we have a substantial interest in seeing InterCept's stock go up, and we believe these individuals are far more likely to pursue maximum value than any of the current directors, most of whom own very little or no stock.

     o OUR BYLAW AMENDMENT PROPOSALS: The changes we are proposing will let shareholders remove directors for poor performance, prevent the Board from handpicking directors and will lower the requirement for shareholders to call meetings to address issues of importance.

                CAST YOUR VOTE FOR MAXIMIZING SHAREHOLDER VALUE &
                 INCREASING SHAREHOLDER DEMOCRACY BY SENDING IN
                               THE GOLD PROXY CARD

     WE ENCOURAGE YOU TO CAREFULLY READ THE ENCLOSED PROXY STATEMENT AND HOPE THAT YOU WILL SUPPORT THIS EFFORT TO BRING ACCOUNTABILITY TO THE BOARD OF DIRECTORS AND TO SET INTERCEPT ON A COURSE TO FULLY REALIZE THE MAXIMUM VALUE OF EVERY SHAREHOLDER'S INVESTMENT.

                                                Very truly yours,


                                                /s/ Barry S. Rosenstein
                                                Barry S. Rosenstein
                                                MANAGING DIRECTOR
                                                JANA PARTNERS LLC


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  OR NEED ADDITIONAL COPIES OF JANA PARTNERS LLC'S PROXY MATERIALS, PLEASE CALL
              MACKENZIE PARTNERS AT THE PHONE NUMBERS LISTED BELOW.

                                [GRAPHIC OMITTED]

                               105 MADISON AVENUE
                            NEW YORK, NEW YORK 10016
                       EMAIL: PROXY@MACKENZIEPARTNERS.COM
                          CALL COLLECT: (212) 929-5500
                          OR TOLL FREE: (800) 322-2885
                            FACSIMILE: (212) 929-0308

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